Exhibit 99.1

Moleculin Announces Completion of Treatment for the 45 Patients in Pivotal “MIRACLE” Phase 3 AML Trial on Pace for Q1 2026

Continues to drive enrollment with increase to 78% now consented

Blinded response activity tracking within expected range

Consented subjects now across seven countries supporting the expansion of the MIRACLE trial

HOUSTON, December 9, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today provided an update on enrollment from its November report with an increase to 78% of the target number of subjects for the first planned interim unblinding of data having consented to its pivotal Phase 2B/3 “MIRACLE” study of Annamycin in combination with cytarabine for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML). This is up from 60% in its report in November. The targeted number for the first unblinding of data is 45 subjects. Additional subjects beyond the 78% mark continue to be identified by site investigators. This update is as of December 3, 2025, as identification and recruitment are ongoing. The Company expects to complete treatment of the first 45 subjects in the first quarter of 2026.

Walter Klemp, Chairman and CEO of Moleculin, commented, “We continue to see blinded clinical activity tracking within our expected range, based on historical responses of the trial arm equivalents. With this update, we are quickly approaching the 45th subject, which we expect to be in the first quarter of 2026, to be treated and support the first unblinding in Part A of the MIRACLE trial shortly thereafter. This increase in subjects consented in one month is highly encouraging and demonstrates the enthusiasm of investigators around Europe and the US. Although we saw early enrollment at some sites in Europe being impacted by bed shortages, we are now seeing this situation improve in certain EU countries. Moving toward our first unblinding milestone, we are excited about Annamycin’s potential to fill a major gap in AML treatment. We believe we’re well on our way to determining if Annamycin has the potential to offer a much-needed, safer, and more effective option for patients facing this devastating disease.”

Mr. Klemp continued, “While the 45 subject data is not designed to hold statistical significance, we expect to see that at least one of the two arms of Annamycin (at two different dosages) plus cytarabine outperforms cytarabine plus placebo, the control arm. That could be a strong indicator that the MIRACLE trial is on track to support approval of Annamycin. We will continue to recruit the remaining 45 subjects for the full 90 subjects of Part A while we are unblinding the first 45 subjects. The second unblinding should provide enough data to decide on which dose of Annamycin to proceed with into Part B of the MIRACLE trial.”

MIRACLE Trial Progress and Next Steps

The MIRACLE study (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a Phase 2B/3, global multi-center, randomized, double-blind, placebo-controlled, adaptive designed clinical trial whereby data from the 2B (Part A) portion will be combined with the Phase 3 (Part B) portion for purposes of measuring its primary efficacy endpoint. The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (90 subjects). The first early unblinding will yield 30 subjects treated with Annamycin (190mg/m2 and 230 mg/m2) in combination with HiDAC and 15 subjects treated with just HiDAC plus placebo. Before each unblinding, trial data will be subject to audit, database lock and review.

The currently consented subjects are from sites across seven countries, providing a diverse base of patient population. Subjects are identified, consented, screened, enrolled, treated and then evaluated in that order with subjects possibly withdrawing from the trial at any point of this process. The Company expects to reach the recruitment and treatment of the first 45 subjects in the first quarter of 2026 and to complete Part A of the MIRACLE trial with up to 90 patients within the first half of 2026.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Annamycin also benefits from composition of matter patent protection through 2040 with the potential to extend that protection as far as 2045. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial and the timing to complete Part A of the MIRACLE trial with up to 90 patients, each as described above. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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